Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between W&T Offshore, Inc., a Texas corporation (the “Company”) and Tracy W. Krohn (“Key Employee”).

W I T N E S S E T H:

WHEREAS, Key Employee and the Company are parties to that certain Employment Agreement made and effective as of November 1, 2010 (the “Second Prior Employment Agreement”), and were previously parties to that certain Employment Agreement made and entered into April 21, 2004 (the “First Prior Employment Agreement”); and

WHEREAS, Key Employee wishes to continue to be employed by the Company and the Company wishes to continue to employ Key Employee, pursuant to the terms of this Agreement, which shall supersede the Second Prior Employment Agreement in its entirety (as well as, for the avoidance of doubt, the First Prior Employment Agreement).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Key Employee agree as follows:

Article 1: EMPLOYMENT AND DUTIES

1.1            Employment; Effective Date. Effective as of April 20, 2023 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Key Employee’s employment by the Company shall be subject to the terms and conditions of this Agreement.

1.2            Positions. During the term of this Agreement, the Company shall employ Key Employee in the position of the President and Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board”), or in such other positions as Key Employee and the Company mutually may agree to in writing.

1.3            Duties and Services. Key Employee agrees to serve in the position(s) referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such positions, as well as such additional duties and services which Key Employee and the Company mutually may agree upon from time to time. During the Employment Term (as defined below) Key Employee’s principal place of employment shall be at the Company’s offices in Houston, Texas, provided that Key Employee shall be permitted to work remotely, provided further that Key Employee may be required to travel from time to time on Company business during the Employment Term. Key Employee shall fully comply with all applicable laws, rules and regulations and Key Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

1.4            Other Interests. Key Employee agrees, during the period of his employment by the Company, Key Employee shall devote his efforts to performing such duties faithfully, diligently and to the best of his abilities to advance the interests of the Company. The foregoing shall not prohibit Key Employee from managing his personal investments, or investing his assets or engaging in such personal, charitable or other personal or business activities that do not interfere in any material respect with the performance of Key Employee’s duties hereunder and that do not violate any other provision of this Agreement.

Article 2: TERM AND TERMINATION OF EMPLOYMENT

2.1            Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Key Employee for the period beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date; provided, however, that beginning on the first (1st) anniversary from the Effective Date, and on each anniversary date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one (1) year period (the “Employment Term”).

2.2            Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company shall have the right to terminate Key Employee’s employment under this Agreement at any time for any of the following reasons:

(i)            upon Key Employee’s death; or

(ii)            upon Key Employee’s becoming incapacitated by accident, sickness, or other circumstances which, in the opinion of a physician selected by the Company, renders him mentally or physically incapable of performing the duties and services required of him hereunder and such incapacity exists for a total of one hundred and twenty (120) calendar days in any twelve (12) month period; or

(iii)            for “Cause”, which shall mean, (a) Key Employee’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates, (b) Key Employee’s intentional or willful misconduct in the performance of duties and services required of Key Employee pursuant to this Agreement that is materially and demonstratively injurious to the Company or any of its affiliates or (c) Key Employee pleads or is found guilty of a felony punishable by imprisonment involving an act of dishonesty by a court of competent jurisdiction. The determination as to whether or not Cause exists for termination of Key Employee’s employment will be made by the Board. The Company shall give notice of termination for Cause within ninety (90) days of the non-executive members of the Board first having knowledge of the event upon which Cause is based. Notwithstanding the foregoing, to the extent a Cause event can be fully cured, the Company shall provide Key Employee with notice of such Cause event and at least thirty (30) days to remedy the event prior to giving Key Employee notice of termination for Cause and, to the extent cured, such Cause event will be deemed not to have existed; or

(iv)            at any time for any other reason whatsoever, in the sole discretion of the Company.

2.3            Key Employee’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Key Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i)            for “Good Reason”, which shall mean, without the written consent of Key Employee, (a) any material breach by the Company of any provision of this Agreement, (b) a material diminution in Key Employee’s title, position, authorities or responsibilities, (c) a material reduction of Key Employee’s Base Salary or Target Bonus or (d) relocation of Key Employee’s primary work location by more than thirty (30) miles from its then current location (provided that a relocation shall not include (a) Key Employee’s travel for business in the ordinary course of performing Key Employee’s duties or (b) Key Employee working remotely). Key Employee shall give written notice to the Company specifying the claimed Good Reason relied upon for termination, within a ninety (90) day period after the initial existence of the condition, and if the Company fails to correct the claimed Good Reason within thirty (30) days after the receipt of such notice, Key Employee’s employment shall be terminated effective at the close of business on such thirtieth (30th) day; or

(ii)            at any time for any other reason whatsoever, in the sole discretion of Key Employee.

2.4            Notice of Termination. If Company desires to terminate Key Employee’s employment hereunder at any time prior to expiration of the Employment Term, it shall do so by giving written notice to Key Employee that it has elected to terminate Key Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Key Employee desires to terminate his employment hereunder at any time prior to expiration of the Employment Term, Key Employee shall do so by giving a thirty (30) day written notice to the Company that Key Employee has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5            Deemed Resignations. Any termination of Key Employee’s employment shall constitute an automatic resignation of Key Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Key Employee from the Board (if applicable) and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Key Employee serves as the Company’s or such affiliate’s designee or other representative.

Article 3: COMPENSATION AND BENEFITS

3.1            Base Salary. During the period of this Agreement, Key Employee shall receive a minimum annual base salary of $800,000, which shall be reviewed annually by the Board (or a committee thereof), and may be adjusted from time to time as it may be increased, but not decreased (said base annual salary from time to time in effect, “Base Salary”). Key Employee’s annual Base Salary shall be paid in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

3.2            Bonuses. During the Employment Term, the Key Employee will be eligible to receive an annual cash bonus (the “Annual Bonus”) based on a target bonus opportunity of 100% of the Base Salary (the “Target Bonus”), upon the achievement of one or more performance goals established in consultation with Key Employee and independently approved by the Board (or a committee thereof) in its sole discretion. The Company will pay the Annual Bonus to Key Employee at the same time as annual cash bonuses are generally payable to other similarly situated executives of the Company, subject to Key Employee’s continuous employment through the applicable payment date (except as provided below in Article 4 below). This Annual Bonus shall be separate and apart from Key Employee’s participation in a Company Equity Plan (as defined below).

3.3            Other Perquisites. During his employment hereunder, Key Employee shall be afforded the following benefits as incidences of his employment:

(i)            Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, the Company shall reimburse Key Employee for, or pay on behalf of Key Employee, reasonable and appropriate expenses incurred by Key Employee for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development;

(ii)            Vacation. Subject to the Company’s standard policies and procedures with respect to vacation, during his employment hereunder, Key Employee shall be entitled to six (6) weeks of paid vacation each calendar year (or such greater amount of vacation as provided to employees of the Company generally under the Company’s standard policies and procedures) and to all holidays provided to employees of the Company generally;

(iii)            Other Company Benefits. Key Employee and, to the extent applicable, Key Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other employees of the Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to employees generally. Key Employee is also entitled to use Company cars for incidental personal use;

(iv)            Aircraft. During the Employment Term, Key Employee will be eligible for use of the Company’s aircraft in accordance with the Company’s applicable policies as in effect, if any, from time to time. If a Company policy is not in effect, Key Employee will be eligible for use of a Company chartered aircraft subject to prior written approval of the Board; and

(v)            Equity Awards. During the Employment Term, Key Employee will be eligible to participate in any applicable equity plan adopted by the Company for which employees are generally eligible (an “Equity Plan”). The level of Key Employee’s participation in any such Equity Plan will be determined by the Board (or a committee thereof) in its sole discretion, and any awards granted to Key Employee under any Company Equity Plan will be subject to the terms of the applicable Equity Plan and award agreement.

Article 4: EFFECT OF TERMINATION AND CHANGE IN CONTROL ON COMPENSATION; ADDITIONAL PAYMENTS

4.1            Defined Terms. For purposes of this Article 4, the following terms shall have the meanings indicated:

“Base Amount” shall be the “base amount” of Key Employee’s annual compensation, determined in accordance with Section 280(g) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means the date on which Key Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

“Equity-Based Incentive Award Acceleration” means all forfeiture restrictions, including all time-based and performance-based vesting conditions, on any outstanding restricted stock, restricted stock units or any other equity based incentive awards then held by Key Employee pursuant to a Company plan (subject to adjustment under the applicable award agreement if the applicable performance period has passed prior to the time of termination) shall automatically lapse on the date of the Equity-Based Incentive Award Acceleration as to 100% of such outstanding unvested shares of restricted stock, restricted stock unit or other equity based incentive awards pursuant to a Company plan with any performance-based vesting determined on the basis of the greater of actual or target performance. In the event the Equity-Based Incentive Award Acceleration occurs prior to the time that the performance period under the applicable restricted stock, restricted stock unit or other equity based incentive award agreement has passed, all then outstanding unvested shares of restricted stock, restricted stock units or other equity based incentive awards shall vest based on target performance.

“Health Coverage Payment” means a lump sum payment equal to the difference between the amount Key Employee is required to pay to effect and continue COBRA coverage under the Company’s group health plans for a twenty-four (24) month period for himself and any covered dependents and the employee contribution amount that active senior employees pay for the same or similar coverage under the Company’s group health plans, determined based on the rates in effect as of the date of Key Employee’s termination of employment.

“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

“Termination Benefits” means a lump sum cash payment equal to the sum of (i) three (3) times Key Employee’s Base Salary and Target Bonus then in effect and (ii) a pro-rata Target Bonus with respect to the fiscal year of which Key Employee’s employment is terminated, calculated based on the assumed Annual Bonus payout at target performance multiplied by a fraction, the numerator of which is the number of days Key Employee was employed by the Company during the fiscal year and the denominator of which is based on the total number of days in such year.

4.2            Termination By the Company. If Key Employee’s employment hereunder shall be terminated by the Company prior to expiration of the Employment Term or upon expiration of the Employment Term due to notice by the Company, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Key Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraphs 4.4 and 4.6 below, if such termination shall be for any reason other than those encompassed by paragraph 2.2(i), 2.2(ii) or 2.2(iii), then the Company shall provide Key Employee with the Termination Benefits, Health Coverage Payment and Equity-Based Incentive Award Acceleration. Subject to paragraphs 4.4 and 4.6, any lump sum cash payment due or equity award settlement to Key Employee pursuant to the preceding sentence shall be paid to Key Employee within sixty (60) calendar days following the date of Key Employee’s Date of Termination (or if such day is not a business day, the first business day thereafter) and following the execution and non-revocation of a release of claims in accordance with paragraph 4.6 (and no longer subject to revocation).

4.3            Termination By Key Employee. If Key Employee’s employment hereunder shall be terminated by Key Employee prior to expiration of the Employment Term, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Key Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraphs 4.4 and 4.6 below, if such termination occurs for Good Reason, then the Company shall provide Key Employee with the Termination Benefits, Health Coverage Payment and Equity-Based Incentive Award Acceleration. Subject to paragraphs 4.4 and 4.6, any lump sum cash payment due or equity award settlement to Key Employee pursuant to this paragraph shall be paid to Key Employee within sixty (60) calendar days following of the date of Key Employee’s Date of Termination (or if such day is not a business day, the first business day thereafter) following the execution and non-revocation of a release of claims in accordance with paragraph 4.6 (and no longer subject to revocation).

4.4      Section 409A(a)      .

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Key Employee and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Key Employee by Section 409A or damages for failing to comply with Section 409A.

(ii)            A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Key Employee is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (a) the expiration of the six (6) month period measured from the date of such “separation from service” of Key Employee, and (b) the date of Key Employee’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph 4.4(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Key Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)            To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Key Employee, (b) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)            For purposes of Section 409A, Key Employee’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

(v)            Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

4.5            Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Key Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (i) reduced (but not below zero (0)) so that the present value of such total amounts and benefits received by Key Employee will be $1.00 less than three (3) times Key Employee’s Base Amount and so that no portion of such amounts and benefits received by Key Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Key Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith and the Company shall use commercially reasonable efforts to mitigate any parachute payment determination such that a reduction in benefits would be unnecessary. If a reduced benefit is provided hereunder in accordance with clause (i) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times Key Employee’s Base Amount, then Key Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

4.6            Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of Termination Benefits under paragraphs 4.1, 4.2 or 4.3 hereof, Key Employee shall first execute a release, in the form established by the Board, on or before the fiftieth (50th) calendar day following the Date of Termination, as set forth on Exhibit A attached hereto, releasing the Board, the Company, and the Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Key Employee’s employment with the Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Key Employee may have under any compensation or benefit plan, program or arrangement, including this Agreement. In addition, the release shall incorporate the obligations of Key Employee under paragraphs 4.10 and 4.11. The performance of the Company’s obligations hereunder and the receipt of the benefits provided under paragraphs 4.1, 4.2 and 4.3 shall constitute full settlement of all such claims and causes of action. For the avoidance of doubt, in no event will Key Employee be permitted to choose the calendar year of payment of any severance benefits which otherwise constitute deferred compensation for purposes of Section 409A.

4.7            No Duty to Mitigate Losses. Key Employee shall have no duty to find new employment following the termination of his employment under circumstances that require the Company to pay any amount to Key Employee pursuant to this Article 4. Any salary or remuneration received by Key Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce the Company’s obligation to make a payment to Key Employee (or the amount of such payment) pursuant to the terms of this Article 4.

4.8            Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Key Employee’s employment under this Agreement, the Company and Key Employee hereby agree that the payments, if any, to be received by Key Employee pursuant to this Article 4 shall be received by Key Employee as liquidated damages.

4.9            Other Benefits. This Agreement governs the rights and obligations of Key Employee and the Company with respect to Key Employee’s Base Salary, Annual Bonus and certain perquisites of employment. Except as expressly provided herein, Key Employee’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Key Employee, and other benefits under the plans and programs maintained by the Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

4.10            Confidential Information; Non-Disclosure.

(i)            Key Employee acknowledges that the business of the Company is highly competitive and that, in entering this Agreement, the Company promised to provide Key Employee with access to Confidential Information (as defined below) relating to the business of the Company. Key Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Key Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Key Employee agrees that Key Employee will not, at any time during or after Key Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Key Employee’s employment responsibilities to the Company. Key Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(ii)            For purposes hereof, “Confidential Information” includes business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), marketing strategies and other confidential information that is regularly used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company. The term “Confidential Information” shall not include information which (a) is or becomes a part of the public domain through no action or failure to act, whether directly or indirectly, on the part of Key Employee or (b) was lawfully acquired by Key Employee subsequent to termination of employment from a source that had the right to disseminate such information at the time it is acquired by Key Employee. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between Key Employee and the Company, or any Company policy shall be read to prevent Key Employee from (1) sharing this Agreement or other information with Key Employee’s attorney; (2) reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Key Employee will not need the prior authorization of the Company to make any such reports or disclosures and Key Employee will not be required to notify the Company that Key Employee has made such reports or disclosures; (3) sharing information about this Agreement with Key Employee’s spouse, accountant, attorney or financial advisor so long as Key Employee ensures that such parties maintain the strict confidentiality of this Agreement; or (4) apprising any future or potential employer or other person or entity to which Key Employee provides services of Key Employee’s continuing obligations to the Company under this Agreement.

(iii)            Key Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Key Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Key Employee is further notified that if Key Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Key Employee may disclose the Company’s trade secrets to Key Employee’s attorney and use the trade secret information in the court proceeding if Key Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. The provisions of this Section 4.10(iii) will survive the expiration, suspension or termination of this Agreement for any reason.

4.11            Non-Competition and Non-Solicitation Obligations.

(i)            Key Employee acknowledges and agrees that, in exchange for his receipt of Confidential Information upon and after his entry into the Prior Employment Agreement, Key Employee and the Company agreed to the Non-Competition/Non-Solicitation provisions set forth in Section 6 of the First Prior Employment Agreement and paragraph 4.12 of the Second Prior Employment Agreement. Key Employee expressly recognizes the binding effect of Section 6 of the First Prior Employment Agreement and paragraph 4.12 of the Second Prior Employment Agreement and that Key Employee has received significant Confidential Information pursuant to the First and Second Prior Employment Agreements.

(ii)            In order to perform his duties under this Agreement, the Company shall provide Key Employee with, and give him access to, Confidential Information. Key Employee acknowledges and agrees that, as an executive officer of the Company, Key Employee will be provided with, and have access to, significant Confidential Information after the execution of this Agreement and will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Key Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Key Employee and these persons or entities. Key Employee also acknowledges that this creates a high risk and opportunity for Key Employee to misappropriate the Company’s Confidential Information, business relationships and the goodwill existing between the Company and such persons. Key Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(iii)            Key Employee acknowledges and agrees that, in exchange for his agreement contained in this paragraph 4.11, Key Employee will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement which such consideration includes the Company’s, Confidential Information.

(iv)            To the extent that Key Employee is owed or paid Termination Benefits under paragraphs 4.2 or 4.3 during the Non-Compete Term (as defined below), Key Employee will not, directly or indirectly, provide the same or substantially the same services that Key Employee provides to the Company or any of its subsidiaries to any Business Enterprise in the Market Area (each as defined below). This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; provided, however, that the foregoing shall not restrict Key Employee from holding up to 1% of the voting power or equity of one or more Business Enterprises. For purposes hereof, W&T Offshore, LLC, Krohn Racing, LLC or their affiliates and/or subsidiaries shall not be considered Business Enterprises.

(v)            For purposes of hereof:

(a)            “Business Enterprise” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity engaged in the business of exploring for, developing, operating or acquiring oil and gas properties;

(b)            “Market Area” means any geographic or market area in which the Company is conducting or has conducted any material amount of oil and gas exploration and production activities during the last two (2) years of the Employment Term; and

(c)            “Non-Compete Term” means the period from the Effective Date to the date ending fifteen (15) consecutive months following the date of termination of the Employment Term.

(vi)            During the Non-Compete Term, Key Employee will not, either directly or indirectly, call on, solicit or induce any other employees or officers of the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; provided, however, that with respect to soliciting any employee or officer whose employment was terminated by the Company or its affiliates, the foregoing restriction shall not apply.

(vii)            Key Employee acknowledges that the Confidential Information provided to Key Employee pursuant to this Agreement, and the Company’s need to protect its goodwill, gives rise to the Company’s interest in these restrictive covenants, and that any limitations as to time, geographic scope and scope of activity to be restrained defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company. Key Employee further agrees that if, at some later date, a court of competent jurisdiction determines that certain covenants do not meet the criteria set forth in Tex. Bus. & Com. Code § 15.50(2), those covenants shall be reformed by the court, pursuant to Tex. Bus. & Com. Code § 15.51(c), to the least extent necessary to make them enforceable. Key Employee acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by the Company will not interfere with Key Employee’s ability to pursue a proper livelihood.

Article 5: MISCELLANEOUS

5.1            Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

W&T Offshore, Inc.
Attn: Chair, Compensation Committee of Board of Directors
5718 Westheimer Road, Suite 700

Houston, Texas 77057

With a copy to:

W&T Offshore, Inc.

Attn: General Counsel

5718 Westheimer Road, Suite 700

Houston, Texas 77057

If to Key Employee to:	Tracy W. Krohn 5718 Westheimer Road, Suite 700 Houston, TX 77057

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

5.2            Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.3            Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Key Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect to the extent required by law and applicable to other senior executives of the Company.

5.4            No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5            Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6            Counterparts. This Agreement may be executed in one or more counterparts (including execution electronically or portable document format (.pdf)), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

5.7            Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

5.8            Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9            Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10            Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

5.11            Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.12            Term. This Agreement has a term co-extensive with the Employment Term. Termination shall not affect any right or obligation of any party that is accrued or vested prior to such termination.

5.13            Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraphs 3.2 and 3.3(iii) (and any agreements between the Company and Key Employee that have been executed under such plans and programs) and (ii) any signed written agreement hereafter executed by the Company and Key Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Key Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement (including the Second Prior Employment Agreement and First Prior Employment Agreement) and relating to the subject matter hereof (other than the agreements described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by Key Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 20th day of April, 2023, to be effective as of the Effective Date.

W&T OFFSHORE, INC.

By:	/s/ Daniel O. Conwill IV
Name:	Daniel O. Conwill IV
Title:	Chair, Compensation Committee

TRACY W. KROHN

By:	/s/ Tracy W. Krohn
Name:	Tracy W. Krohn

Exhibit A

This RELEASE AGREEMENT (this “Agreement”) is entered into by Tracy W. Krohn (“Key Employee”) in exchange for the to be provided to Key Employee under the terms and conditions of that certain Amended and Restated Employment Agreement, by and between W&T Offshore, Inc. (the “Company”) and Key Employee, dated April 20, 2023 (the “Employment Agreement”), and for other good and valuable consideration. Key Employee hereby agrees as follows:

Article 1: Release.

1.1            For good and valuable consideration, Key Employee, on behalf of Key Employee and Key Employee’s heirs, spouse, executors, administrators, successors and assigns, hereby forever releases, discharges and acquits the Company and each of its affiliates, and each of the foregoing entities’ respective predecessors, successors, assigns, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, contractors, representatives, insurers, agents and benefit plans (and the trustees, administrators and fiduciaries of such plans), in their personal and representative capacities (collectively, the “Released Parties” or any one, individually, a “Released Party”), from liability for, and Key Employee hereby waives, any and all claims, damages, demands, or causes of action of any kind that Key Employee has or could have, whether known or unknown, suspected or unsuspected, against any Released Party, including any and all claims, damages, demands, or causes of action relating to Key Employee’s employment, engagement or affiliation with any Released Party, the termination of such employment, engagement or affiliation, status as an equityholder or shareholder of any Released Party, or any other acts or omissions related to any matter occurring or existing on or prior to the time that Key Employee executes this Agreement, including, (a) any alleged violation through such time of: (i) Title VII of the Civil Rights Act of 1964; (ii) the Civil Rights Act of 1991; (iii) Sections 1981 through 1988 of Title 42 of the United States Code; (iv) the Americans with Disabilities Act of 1990; (v) the Employee Retirement Income Security Act of 1974 (“ERISA”); (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the Occupational Safety and Health Act; (ix) the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act); (x) the Worker Adjustment and Retraining Notification Act of 1988; (K) the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; (xi) any federal, state, municipal or local anti-discrimination or anti-retaliation law; (xii) any federal, state, municipal or local wage and hour law; (xiii) any other local, municipal, state, or federal law, regulation or ordinance; and (xvi) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, defamation, infliction of emotional distress, or tortious interference; (b) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (c) any and all rights, benefits or claims Key Employee may have under any employment contract or offer letter, incentive compensation plan, equity-based plan, or other agreement with any Released Party; and (d) any claim for compensation, paid time off, benefits, or damages of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

1.2            The Released Claims do not include (a) any rights or claims that may first arise after the time that Key Employee executes this Agreement; (b) any claim to vested benefits under an employee benefit plan of a Released Party that is subject to ERISA (including any rights to vested benefits under health and retirement plans) or (c) any claim for indemnification by any Released Party, including any interest in any directors’ and officers’ liability insurance policy of which Key Employee is a beneficiary. Further notwithstanding this release of liability, nothing in this Agreement prevents Key Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Key Employee understands and agrees that, to the extent permitted by law, Key Employee is waiving any and all rights to recover any monetary or personal relief from any Released Party as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Nothing herein waives Key Employee’s right to receive an award for information provided to a governmental agency.

1.3            Key Employee hereby agrees not to bring or cause to be brought any Released Claims and represents and warrants that, as of the time Key Employee executes this Agreement, Key Employee has not brought or joined any lawsuit or filed any charge or claim against the Released Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Key Employee signs this Agreement. In addition, Key Employee shall not encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances or Released Claims by any non-governmental third party against the Released Parties. Key Employee hereby further represents and warrants that Key Employee has not assigned, sold, delivered, transferred or conveyed any rights Key Employee has asserted or may have against any of the Released Parties to any person or entity, in each case, with respect to any Released Claims.

1.4            This Agreement does not apply to (a) claims for indemnification pursuant to the Company’s governing documents or any indemnification agreement, (b) vested benefits under any retirement plan of the Company, (c) any claims for unemployment compensation or (d) any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Key Employee disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Agreement or the Employment Agreement to the contrary, the Company and Key Employee further agree that nothing in this Agreement or the Employment Agreement (i) limits Key Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Key Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Key Employee’s right to receive an award for information provided to any Government Agencies.

Article 2: Non-Disparagement. Key Employee agrees not to, at any time, make written or verbal derogatory comments about, criticize, ridicule or otherwise disparage the Company or its affiliates or any of the Company or its affiliate’s officers, directors, employees, shareholders, members, agents or products. The Company shall instruct its directors and officers not to, while employed by the Company or serving as a director of the Company, as applicable, make written or verbal derogatory comments about Key Employee, or criticize, ridicule or otherwise disparage Key Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing in this Agreement prevents Key Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Key Employee has reason to believe is unlawful, and the foregoing limitation on the Company’s employees and directors will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

Article 3: Third-Party Beneficiaries. Key Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Agreement and have the right to enforce this Agreement.

Article 4: No Admission of Wrongdoing. Key Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Parties of any improper or unlawful conduct.

BY SIGNING THIS AGREEMENT, KEY EMPLOYEE REPRESENTS AND AGREES THAT:

1.	KEY EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND KNOWS THAT KEY EMPLOYEE IS GIVING UP IMPORTANT RIGHTS, INCLUDING, WITHOUT LIMITATION, RIGHTS UNDER ARTICLE 1.1 HEREOF;

2.	KEY EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND KEY EMPLOYEE HAS DONE SO, OR AFTER CAREFUL READING AND CONSIDERATION, KEY EMPLOYEE HAS CHOSEN NOT TO DO SO ON KEY EMPLOYEE’S OWN VOLITION;

3.	KEY EMPLOYEE HAS HAD AT LEAST [21]/[45] DAYS FROM THE DATE OF KEY EMPLOYEE’S RECEIPT OF THIS AGREEMENT TO CONSIDER IT AND ANY CHANGES MADE SINCE KEY EMPLOYEE’S RECEIPT OF THIS AGREEMENT ARE NOT MATERIAL OR WERE MADE AT KEY EMPLOYEE’S REQUEST AND WILL NOT RESTART THE REQUIRED [21]/[45]-DAY PERIOD; AND

4.	KEY EMPLOYEE UNDERSTANDS THAT KEY EMPLOYEE HAS 7 DAYS AFTER THE EXECUTION OF THIS AGREEMENT (SUCH 7-DAY PERIOD, THE “RELEASE REVOCATION PERIOD”) TO REVOKE IT (To be effective, such revocation must be in writing, signed by KEY Employee and received by [●] before 11:59 p.m., EASTERN time, on the last day of the Release Revocation Period), AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

SIGNED this ___ day of _______, ______

Tracy W. Krohn